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                                                                  Exhibit 11 (a)



IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES
EXHIBIT 11(a) - COMPUTATION OF EARNINGS PER SHARE

                                Year Ended December 31,                                    2001      2000      1999
--------------------------------------------------------------------------------------------------------------------
Average number of shares outstanding                                                     21,175    20,973    21,530
                                                                                        =======   =======   =======

Net income before cumulative effect of change in accounting principle                   $45,341
                                                                                        =======

Basic earnings per share before cumulative effect of change in accounting principle     $  2.14
                                                                                        =======

Cumulative effect of change in accounting principle                                     $   175
                                                                                        -------
Net income                                                                              $45,516   $35,666   $33,156
                                                                                        =======   =======   =======

Basic earnings per share                                                                $  2.15   $  1.70   $  1.54
                                                                                        =======   =======   =======

Diluted shares outstanding
  Average number of shares outstanding                                                   21,175    20,973    21,530
  Assumed conversion of preferred shares (Note 1)                                         2,610       261
  Assumed conversion of convertible trust
          preferred shares (Note 1)                                                          96        78
  Assumed exercise of stock options (Note 2)                                                292       281       356
                                                                                        -------   -------   -------
  Total shares                                                                           24,173    21,593    21,886
                                                                                        =======   =======   =======

  Net income                                                                            $45,341   $35,666
  Add back interest on convertible shares (Note 1)                                        2,801       295
                                                                                        -------   -------
Net income before cumulative effect of change in accounting principle                   $48,142
                                                                                        =======

Diluted earnings per share before cumulative effect of change in accounting principle   $  1.99
                                                                                        =======

Cumulative effect of change in accounting principle                                     $   175
                                                                                        =======

Net income                                                                              $48,317   $35,961   $33,156
                                                                                        =======   =======   =======

Diluted earnings per share                                                              $  2.00   $  1.67   $  1.51
                                                                                        =======   =======   =======


(1) The dilutive effect of convertible shares is based on the if converted method.

(2) The dilutive effect of stock options is based on the Treasury Stock method.